Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET TO RESUME STOCK REPURCHASE PROGRAM

Board Increases Authorization to $450 Million;

Company Expects to Report Earnings Per Diluted Share of $.76

for its Third Quarter Ended September 30, 2006;

Excluding One-Time Items — a Financing Charge and a Tax Benefit —

Expected Earnings Per Diluted Share Would be $.84

LOS ANGELES, October 16, 2006 - Health Net, Inc. (NYSE:HNT) today announced that its board of directors has authorized the company to resume repurchases of its common stock under its existing stock repurchase program. The board also increased the size of the stock repurchase program by $235 million. As a result, the company is currently authorized under the stock repurchase program to acquire shares of its common stock in an aggregate amount of up to $450 million. The company halted share repurchases under the stock repurchase program on September 13, 2004, and has not repurchased any stock under the program since that time.

Health Net may repurchase its common stock under the stock repurchase program from time to time in open market transactions, privately negotiated transactions, or through accelerated share repurchase programs, or by any combination of such methods. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, restrictions under the company’s debt obligations, and other market and economic conditions. The company intends to seek amendments to its bank credit agreements to increase the amount of stock repurchases permitted in any period of four consecutive quarters, which the credit agreements currently limit to $75 million (plus exercise proceeds and tax benefits from the exercise of employee stock options) less other restricted payments made in such period. The stock repurchase program may be suspended or discontinued at any time. The company intends to report on its repurchase activity in its quarterly financial disclosures.

“We are pleased that we will be resuming our stock repurchase program,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “The board’s action underscores our growing confidence about our future and our continuing strong financial performance.”

The company noted that the earliest it could resume repurchasing shares is November 8, 2006, three working days following its third quarter earnings announcement.

Third Quarter Earnings

The company also announced that it expects to report third quarter net income of approximately $91 million, amounting to $.76 per diluted share, on Friday, November 3, 2006. This amount includes the effect of two items previously discussed by the company.

One is an approximately $70 million pretax charge for the refinancing of the company’s senior notes that was concluded in the third quarter. The second is a tax benefit that results from a loss on the sale of a subsidiary in the third quarter. This tax benefit reduced the company’s effective tax rate in the third quarter to 1.78 percent. Absent this tax benefit, the company’s tax rate would have been approximately 38.4 percent. These two items amount to $.08 per diluted share.

Excluding these two items, the expected third quarter earnings per diluted share would be $.84. Management believes the earnings per diluted share figure of $.84 is more reflective of the company’s underlying operating performance. The $.84 compares to the company’s previous third quarter guidance of $.82 to $.83 per diluted share, excluding the items.

“We are very pleased with the quality of our third quarter results and look forward to our full report early next month,” Gellert added.

The company will issue its customary full earnings release and conduct a conference call about the third quarter’s results on Friday, November 3, 2006.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

4